Exhibit 99.1

OpSec Group, a Global Leader in Brand Protection Solutions, to Go Public on Nasdaq Through Proposed Business Combination with Investcorp Europe Acquisition Corp I

•	OpSec Group’s portfolio of products, services, and solutions is designed to address the end-to-end lifecycle of brand and IP optimization, monetization, and protection.

•

Investcorp Europe believes OpSec Group’s financial results are compelling with approximately $218 million in estimated pro-forma total revenue in Fiscal 2023 (ended March 31, 2023) along with EBITDA margin expansion from fiscal 2021 through fiscal 2023.

•	Anticipated pro-forma enterprise value of the combined company is approximately $426 million.

•

This transaction is supported by a $50 million backstop by the sponsor of Investcorp Europe, with up to $199 million in gross transaction proceeds available to OpSec Group subject to redemptions by Investcorp Europe shareholders.

•	The transaction will partially fund growth initiatives and expand the portfolio of OpSec Group’s core solutions through product development and potential acquisitions.

•	A webcast of a conference call with OpSec Group and Investcorp Europe leadership and associated investor presentation is available at https://www.opsecsecurity.com/investors/.

LONDON and NEW YORK – April 26, 2023 (BUSINESS WIRE) — OpSec Group, a global leader in brand protection solutions and intellectual property (IP) management, and Investcorp Europe Acquisition Corp I (Nasdaq: IVCB) (“Investcorp Europe”), a special purpose acquisition company, today announced they have entered into a definitive business combination agreement that would result in OpSec Group becoming a public company. Upon closing of the proposed business combination, the newly combined company will operate as OpSec Group.

Company Overview

OpSec Group is a global leader in the management and protection of brands and intellectual property. It helps enterprises optimize, monetize, and protect the value of their identities, ideas, and assets through a range of technology-enabled services, products and solutions.

Approximately 5,000 of the world’s most recognized brands across media and technology, sports and apparel, and consumer and industrial products, as well as governments and financial institutions, trust OpSec to help realize the value and ensure the integrity of their physical and digital IP and brand portfolios, from trademarks and technology to products and content. OpSec is currently a portfolio company managed by Investcorp Technology Partners, which is an affiliate of Investcorp Europe’s sponsor, and after the proposed business combination a fund managed by a member within Investcorp Europe’s parent company, Investcorp Holdings B.S.C., will continue to hold a controlling economic and voting interest.

On April 18, 2023, OpSec Group acquired Zacco, a leading intellectual property management and protection company, headquartered in Copenhagen, Denmark. Bringing with it both a significant heritage and a pioneering approach to IP, Zacco has focused on helping customers build and maintain their brand ideas, identity, and technology within a conventional IP framework. OpSec Group will combine the respective strengths of the two businesses to help customers maximize the value of their IP portfolios, take advantage of new opportunities, and counter vulnerabilities and threats that these may bring.

For the combined OpSec Group, which includes Zacco, pro-forma fiscal 2023 revenue is expected to be approximately $218 million. As a percentage of total, 95% of OpSec’s total revenue is reoccurring and based on established contractual relationships. OpSec Group has a strong track record in client service and quality with approximately 90% retention annually across a base of more than 5,000 customers. In combination with these strong revenue dynamics, EBITDA margins have expanded from fiscal 2021 through fiscal 2023.

Over the company’s multi-decade history, OpSec Group has grown into a market leader in brand protection and IP management, through a combination of organic growth and strategic acquisitions. OpSec operates across six principal market segments including:

1)

IP portfolio management includes advisory and managed services across the IP lifecycle, from undertaking IP portfolio audits, strategies, and registrations, to related IP and digital services such as validations, renewals, monitoring, and digital asset management.

2)

Brand solutions includes licensing, merchandising, brand enhancement, and product traceability. It typically combines physical products, such as security labels or apparel trim, with software that underpins licensing programs and supply chain or channel compliance.

3)

Online brand protection includes technology enabled services to detect and enforce against trademark infringements, notably counterfeit selling and imitation of brand identity, and damage to reputation that can result from fraudulent impersonation of brands.

4)	Online media protection includes technology enabled services to detect and enforce against online infringements of copyrighted digital media, in particular video and music.

5)	Transaction cards includes high security authentication features for payment cards, which are specified by the owners of global payment networks and applied by the card issuers.

6)	Government solutions includes indirect taxation schemes for controlled products, such as alcohol and tobacco, as well as government issued identity and other official documents.

“OpSec Group was founded with the mission to become a leader in brand protection and enhancement,” said Dr. Selva Selvaratnam, CEO of OpSec Group. “Our aim is to bring innovation to the way in which enterprises create and safeguard the significant intangible value that is embodied in their brands and products. With the global value of counterfeiting and piracy estimated at $2.8 trillion in 2022, the threat posed by the imitators, content pirates, and fraudsters is profound, and looks set to increase further given continued growth in e-commerce, online content, and social media. Creating, nurturing, and protecting intellectual property and brand identities in this environment has unquestionably become one of the defining priorities for leading enterprises. We are thrilled to partner with Investcorp Europe to expand our presence in this arena and take advantage of the growth opportunity ahead.”

At OpSec Group, materials scientists, optical engineers, and product designers work alongside IP professionals, investigators, online analysts, and software engineers. Its global team of approximately 1,300 people work to ensure the integrity of brands and their IP around the world, operating from secure production facilities, design labs, service hubs, and a security operations center. Innovation is at the heart of OpSec Group, with a strong emphasis on engineering talent and a roadmap of compelling new products, services, and solutions.

“All of us at Investcorp Europe are incredibly excited to be partnering with OpSec Group on this transaction. Selva and the impressive OpSec Group leadership team have deep expertise across all aspects of IP and brand optimization, monetization and protection,” said Baroness Ruby McGregor-Smith C.B.E., CEO of Investcorp Europe. “They have built a solid offering that safeguards some of the world’s most iconic brands and I believe that OpSec Group is very well positioned to deliver long-term value for all stakeholders.”

“Our objective since founding Investcorp Europe has been to both identify and assist a company in its transition to the public markets and perhaps more importantly to introduce a differentiated opportunity that Investcorp Europe believes would be compelling and attractive to our shareholders,” said Hazem Ben-Gacem, Chairman of Investcorp Europe and also a Co-CEO at Investcorp Holdings B.S.C. “We believe the OpSec Group represents a great opportunity to invest in a truly global, category defining leader in the brand protection and enhancement fields, and that the structure of this transaction will position this business to have the opportunity to execute on an even broader scale.”

OpSec Group Investment Highlights

•	A leading global provider in IP/brand optimization, monetization, and protection with a complete end-to-end offering.

•	Large, fast growing addressable markets, benefitting from a number of macro trends driving increased spend in IP/brand.

•	Innovation-driven, with solutions enhanced by proprietary technology and modern software platforms.

•	Exceptional caliber of customer base, representing approximately two-thirds of the world’s Interbrand 100 Best Global Brands.

•	Strong management team with decades of experience and successful track record of M&A and integration.

•	Significant runway for growth through continued expansion into existing/adjacent markets and capabilities, including through M&A.

•	Compelling financials underpinned by highly reoccurring revenue base and strong growth and profitability.

Transaction Summary

The pro forma enterprise value of the combined company is approximately $426 million. This transaction is supported by a $50 million backstop by the sponsor of Investcorp Europe, with up to $199 million in gross transaction proceeds available subject to redemptions by Investcorp Europe shareholders. Any incremental proceeds to be held on balance sheet, with current investors rolling 96% of their pro forma ownership.

The transaction, which has been unanimously approved by the boards of directors of OpSec Group and Investcorp Europe, including a special committee of the board of directors of Investcorp Europe formed for the purpose of evaluating the transaction, is subject to approval by Investcorp Europe shareholders and other customary closing conditions, including the receipt of certain regulatory approvals and is expected to close in the second half of 2023.

Additional information about the proposed transaction, including a copy of the business combination agreement and investor presentation, will be provided in a Current Report on Form 8-K to be filed by Investcorp Europe with the Securities and Exchange Commission (“SEC”) and will be available at www.sec.gov. OpSec Holdings, a newly formed exempted company incorporated with limited liability in the Cayman Islands (“OpSec Holdings”), will be the surviving public company following the consummation of the business combination, and will file a registration statement (which will contain a proxy statement and prospectus) with the SEC in connection with the transaction.

Advisors

Citigroup Global Markets Inc. (“Citigroup”) is acting as capital markets advisor and Credit Suisse Securities (USA) LLC (“CS”) is serving as financial and capital markets advisor to Investcorp Europe, while Shearman & Sterling LLP is acting as legal counsel to Investcorp Europe. Proskauer Rose LLP is acting as legal counsel to OpSec Group and OpSec Holdings. Skadden, Arps, Slate, Meagher & Flom LLP is serving as legal counsel to Citigroup and CS.

Investor Conference Call Information

OpSec Group and Investcorp Europe leadership will host a joint investor conference call to discuss the proposed transaction today, April 26, 2023, at 8:30 a.m. ET. A webcast of the prepared remarks, as well as an associated investor presentation, can be accessed on OpSec Group investor relations website at https://www.opsecsecurity.com/investors/.

About Investcorp Europe Acquisition Corp I

Investcorp Europe Acquisition Corp I is a special purpose acquisition company formed for the purpose effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses in Western Europe, including the United Kingdom, or Northern Europe and, opportunistically, in Turkey and businesses focusing on business services, consumer and lifestyle, niche manufacturing and technology sectors. Investcorp Europe is led by Chairman Hazem Ben-Gacem, Vice-Chairman Peter McKellar, CEO Baroness Ruby McGregor Smith, CBE, CIO Alptekin Diler and CFO Craig Sinfield-Hain. Investcorp Europe’s initial public offering was in December 2021 and its Class A common stock is listed on the Nasdaq under the symbol IVCB.

About OpSec Group

OpSec Group is a world leader in the optimization, monetization, and protection of brands and intellectual property. OpSec Group traces its origins back over multiple decades and is proud to serve many of the world’s leading brand owners, licensors, and media rights owners, as well as governments and financial institutions. As an innovator and pioneer in IP and brand protection, OpSec Group addresses brand value and vulnerability across both physical and digital domains. OpSec Group brings together multiple disciplines, from IP management and security design to software development, to ensure that solutions are brand-led, practical, and effective.

Forward-Looking Statements

This press release includes, and oral statements made from time to time by representatives of Investcorp Europe, OpSec Group and OpSec Holdings may contain statements that are not historical facts but are forward looking statements for purposes of the safe harbor provisions under applicable securities laws, including the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “believe,” “may,” ”could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “target,” “goal,” “expect,” “should,” “would,” “plan,” “predict,” “project,” “forecast,” “potential,” “seem,” “seek,” “future,” “outlook,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding projections, estimates and forecasts of revenue and other financial and performance metrics and projections of market opportunity and expectations, the expected cash proceeds from the transaction, the ability to complete the business combination due to the failure to obtain approval from Investcorp Europe’s shareholders or satisfy other closing conditions in the business combination agreement, the occurrence of any event that could give rise to the termination of the business combination agreement, the ability to recognize the anticipated benefits of the business combination, the amount of redemption requests made by Investcorp Europe’s public shareholders, the estimated implied equity value of the combined company, OpSec Group’s ability to effectively compete in its industry, OpSec Group’s ability to scale and grow its business, the cash position of the combined company following closing and the timing of the closing of the business combination. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. You should carefully consider the risks and uncertainties described in Investcorp Europe’s final prospectus, filed with the SEC on

December 17, 2021 (the “Investcorp Europe Final Prospectus”), and Annual Report on Form 10-K for the year ended December 31, 2022, in each case, under the heading “Risk Factors,” and other documents of OpSec Holdings or Investcorp Europe filed, or to be filed, including the proxy statement/prospectus, with the SEC. There may be additional risks that Investcorp Europe, OpSec Group and OpSec Holdings presently do not know or that they currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect Investcorp Europe’s, OpSec Group’s and OpSec Holdings’ expectations, plans or forecasts of future events and views as of the date of this press release. Investcorp Europe, OpSec Group and OpSec Holdings anticipate that subsequent events and developments will cause their assessments to change. However, while Investcorp Europe, OpSec Group and OpSec Holdings may elect to update these forward-looking statements at some point in the future, Investcorp Europe, OpSec Group and OpSec Holdings specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing Investcorp Europe’s, OpSec Group’s and OpSec Holdings’ assessments as of any date subsequent to the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Additional Information and Where to Find It

This communication is for informational purposes only and not intended to and does not constitute an offer to subscribe for, buy or sell, the solicitation of an offer to subscribe for, buy or sell or an invitation to subscribe for, buy or sell any securities or the solicitation of any vote or approval in any jurisdiction pursuant to or in connection with the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law.

In connection with the proposed transaction, OpSec Holdings intends to file with the SEC a registration statement on Form F-4, which will include a preliminary proxy statement/prospectus and other relevant documents, which will be both the proxy statement to be distributed to Investcorp Europe’s shareholders in connection with Investcorp Europe’s solicitation of proxies for the vote by Investcorp Europe’s shareholders with respect to the proposed business combination and other matters as may be described in the registration statement, as well as the prospectus relating to the offer and sale of the securities of OpSec Holdings to be issued in connection with the business combination. SHAREHOLDERS OF INVESTCORP EUROPE ARE URGED TO READ THE PROSPECTUS/PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO AND ANY DOCUMENTS INCORPORATED BY REFERENCE THEREIN) AND OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE PROPOSED TRANSACTION THAT OPSEC HOLDINGS AND INVESTCORP EUROPE WILL FILE WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION. Shareholders and investors will be able to obtain free copies of the proxy statement and other relevant materials (when they become available) and other documents filed by OpSec Holdings and Investcorp Europe at the SEC’s website at www.sec.gov. Copies of the proxy statement/prospectus (when they become available) and the filings that will be incorporated by reference therein may also be obtained, without charge, on Investcorp Europe’s website at www.investcorpspac.com or by directing a request to: Investcorp Europe Holdings Acquisition Corporation, Century Yard, Cricket Square, Elgin Avenue, P.O. Box 1111, George Town, Grand Cayman, Cayman Islands KY1-1102, Attention: Chief Executive Officer

Participants in the Solicitation

Each of Investcorp Europe, OpSec Group and OpSec Holdings and their respective directors, executive officers and certain employees, may be deemed, under SEC rules, to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding Investcorp Europe’s directors and executive officers is available in Investcorp Europe’s final prospectus dated December 17, 2021 relating to its initial public offering and in Investcorp Europe’s subsequent filings with the SEC. Other information regarding OpSec Group and OpSec Holdings and the other participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC (when they become available). These documents can be obtained free of charge from the sources indicated above.

Contacts

Media:

Dan Brennan - ICR

OpSecPR@icrinc.com

Investors:

Ryan Flanagan

OpSecIR@icrinc.com